Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG REPORTS 2013 THIRD QUARTER EPS OF $0.23

New One Million Share Repurchase Authorization Announced

•	OPERATING MARGIN STRENGTH CONTINUED AT 6.0% FOR SECOND CONSECUTIVE QUARTER IN 2013

•	HEALTHCARE REVENUE WAS 31% OF REVENUE

•	TOTAL SOLUTIONS REVENUE WAS 40% OF REVENUE

•	SECURED INITIAL EMR ENGAGEMENT IN EUROPE

BUFFALO, N.Y. — October 21, 2013 — CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, announced its financial results for the 2013 third quarter which ended on September 27, 2013. CTG also announced today that its Board of Directors approved a new one million common share repurchase authorization.

“The highlight of third quarter results is an operating margin of 6.0% for the second consecutive quarter, the highest level in almost 15 years,” said CTG Chairman and Chief Executive Officer James R. Boldt. “The strength of our margin is coming from disciplined expense control, which enabled us to generate earnings that met guidance despite lower than expected revenue.”

“Our healthcare business declined from last year as a number of hospital clients are holding off on system investments while they determine how to adjust their cost structure to deal with lower reimbursements as a result of the U.S. federal budget sequestration. While the federal budget sequestration is affecting revenue growth from healthcare providers in the short term, we also know that hospitals must invest in EMR systems to comply with health reform mandates and to lower costs in order to remain competitive and financially viable in a rapidly changing business environment. More recently we have seen a significant increase in requests for proposals for healthcare application outsourcings, which provide a way for hospitals to reduce their operating costs without making significant financial investments. Late in the quarter, we secured our first European EMR advisory consulting project, an important first step toward doing more significant full-scale EMR implementations as European healthcare providers begin to adopt U.S. EMR software packages to improve healthcare delivery and lower costs.”

“Further working to our benefit in the future growth of our healthcare IT business is a strong reputation and standing in the marketplace as reflected by CTG Health Solutions recently placing seventh in the Modern Healthcare 2013 annual ranking of the largest healthcare management consulting firms, three spots above the 2012 survey. CTG Health Solutions was also named as a 2013 Modern Healthcare Best Place to Work in Healthcare which enhances our ability to recruit experienced health IT consultants in a highly competitive market for health IT talent.”

2013 Third Quarter Review

Revenue, operating income, net income, and diluted net income per share for the 2013 third quarter as compared with the 2012 third quarter were as follows (dollar amounts in thousands except per-share data):

	Sept. 27, 2013	Sept. 28, 2012	$ Change	% Change
Revenue	$100,689	$106,418	$(5,729)	(5)%
Operating income	$6,054	$6,323	$(269)	(4)%
Net income	$3,863	$3,813	$50	1%
Diluted net income per share	$0. 23	$0.23	$0.00	—

The Company’s operating margin improved by 10 basis points to 6.0% from 5.9% in the 2012 third quarter.

Solutions revenue in the 2013 third quarter was $40.0 million, representing 40% of total revenue compared with 42% of total revenue in the 2012 third quarter. Staffing revenue was $60.7 million, or 60% of total revenue, compared with 58% of total revenue in the 2012 third quarter. European revenue increased 12% to $18.2 million, or 18% of total revenue, from $16.3 million, or 15% of total revenue, in the 2012 third quarter. Foreign currency exchange fluctuations had a $1.0 million favorable effect on revenue in the quarter compared with the 2012 third quarter. The increase in revenue from CTG’s European operations is attributable to growth in its financial services practice and the addition of etrinity, the Belgium-based health IT services provider acquired in February 2013. There were 63 billing days in the third quarter of 2013 and 2012.

Selling, general, and administrative (SG&A) expenses in the 2013 third quarter were $15.1 million, or 15% of revenue, a 10% decrease from $16.8 million, or 15.8% of revenue, in the 2012 third quarter.

Cash provided by operations was $3.0 million in the 2013 third quarter compared with cash provided by operations of $6.2 million in the 2012 third quarter. At September 27, 2013, the Company had $31.5 million in cash compared with $29.4 million at the end of the 2012 third quarter. The Company had no outstanding debt at the end of the 2013 and 2012 third quarters. The tax rate for the quarter was 35.2%.

2013 Year-to-date Review

Results for the first three quarters of the year reflect the same trends seen in the third quarter. Revenue, operating income, net income, and diluted net income per share for the first three quarters of 2013 as compared with the first three quarters of 2012 are as follows (dollar amounts in thousands except per share data):

	Sept. 27, 2013	Sept. 28, 2012		$ Change	% Change
Revenue	$316,301	$316,490		$(189)	—
Operating income	$18,635	$18,065		$570	3%
Net income	$11,975	$11,296	*	$679	6%
Diluted net income per share	$.70	$0.67	*	$0.03	4%

*	Includes the effect of one-time proceeds of $0.4 million, or 2 1⁄2 cents per diluted share, from life insurance proceeds paid to the Company in the 2012 second quarter.

The Company’s operating margin increased by 20 basis points to 5.9% in the first three quarters of 2013 from 5.7% in the same period of 2012. For the first three quarters of 2013, CTG’s solutions business was $124.3 million, or 39% of total revenue, and its staffing business was $192.0 million, or 61% of total revenue. European revenue in the first three quarters of 2013 increased 12% to $56.2 million, or 18% of total revenue, compared with $50.3 million or 16% of total revenue in the comparable 2012 period.

Selling, general, and administrative expenses were $47.8 million, or 15.1% of revenue, a decrease of $2.0 million or 4% from $49.8 million, or 15.7% of revenue, in the first three quarters of 2012.

Stock Repurchase Program

CTG repurchased 225,000 of its shares in the 2013 third quarter at an average price of $18.41 per share. In October 2013, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. Including the new one million share repurchase authorization announced today, approximately 1.2 million shares are currently available for repurchase.

Mr. Boldt commented, “Our Board’s new one million share repurchase authorization reflects the company’s strong financial position and our continued confidence in CTG’s future prospects. In addition to our active share repurchase program, our commitment to delivering shareholder value is also reflected in our adoption earlier this year of a regular quarterly cash dividend.”

2013 Fourth Quarter and Full Year Guidance

CTG is providing guidance for the 2013 fourth quarter and full year in the table below. Based on year-to-date results and trends in its business, the Company has set guidance for the 2013 fourth quarter and adjusted its range of revenue and earnings guidance for the 2013 full year from previous guidance to reflect a reduction in the demand for resources on hospital EMR projects and for resource levels currently needed by a large staffing client.

2013 Fourth Quarter (65 billing days vs. 64 in Q4 2012)

	Range	Range midpoint	Change from 2012 fourth quarter at range midpoint*
Revenue	$104-$106 million	$105 million	- 2.7%
Diluted net income per share *	$0.22 - $0.24	$0.23	- 4.2%

*	Comparison to 2012 excludes the effect of non-operational gains of $0.8 million, or 5 cents per diluted share, from life insurance proceeds received by the Company in the 2012 fourth quarter

2013 Full Year (Projected tax rate of 35% to 37%)

	Range	Range midpoint	Change from 2012 at range midpoint*
Revenue	$420-$422 million	$421 million	- 0.8%
Diluted net income per share **	$0.93 - $0.95	$0.94	+ 6.8%

*	Comparison to 2012 excludes the effect of non-operational gains of $1.3 million, or 7 1⁄2 cents per diluted share, from life insurance proceeds received by the Company in 2012

Mr. Boldt commented, “Although we are projecting revenue to decrease slightly compared to last year, we still expect earnings and margin growth for the full year, which is a solid performance given that overall spending in the IT services industry is constrained in 2013. Importantly, with the focus on our healthcare business and disciplined expense control, CTG continues to become a more profitable company with our operating margin moving into our strategic goal range of six to seven percent in the last two quarters despite some of the revenue challenges we are experiencing this year.”

Mr. Boldt concluded, “CTG’s robust offerings in EMR as well as other areas such as post-implementation EMR production support, application management outsourcing, and medical data analytics, all support cost and risk reduction for healthcare organizations. We are also continuing to grow our payer business and see strong potential there in our IT medical management model and our fraud, waste, and abuse software. With European countries just starting to implement U.S. EMR systems, CTG is very well positioned to capitalize on this major multi-year opportunity based on our significant U.S. EMR implementation experience and a large established European presence that includes etrinity, the health IT services firm we acquired earlier this year. This breadth of growth opportunity from multiple sources gives us great confidence that we will be able to continue building our healthcare IT business and advance CTG’s transformation to an IT services and solutions company with a focus on healthcare IT.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, technology services, energy, and financial services. As a leading provider of IT and business consulting services to the healthcare market, CTG offers healthcare institutions, physician practices, payers, and related organizations a full range of offerings to help them achieve clinical, operational, and financial goals. CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by over 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2012 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday, October 22, 2013 at 10:00 a.m. Eastern Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 a.m. Eastern Daylight Time (EDT) and 9:50 a.m. EDT and ask for the CTG conference call. A replay of the call will be available between 12:00 p.m. EDT October 22, 2013 and 11:00 p.m. EDT October 25, 2013 by dialing 1-800-475-6701 and entering the conference ID number 269075.

A webcast of the call will be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Three Quarters Ended
	Sept. 27,	Sept 28,	Sept. 27	Sept. 28,
	2013	2012	2013	2012
Revenue	$100,689	$106,418	$316,301	$316,490
Direct costs	79,506	83,283	249,872	248,608
Selling, general and administrative expenses	15,129	16,812	47,794	49,817

Operating income	6,054	6,323	18,635	18,065
Non-taxable life insurance proceeds	—	—	—	423
Other expense, net	(91)	(68)	(306)	(157)

Income before income taxes	5,963	6,255	18,329	18,331
Provision for income taxes	2,100	2,442	6,354	7,035

Net income	$3,863	$3,813	$11,975	$11,296

Net income per share:
Basic	$0.25	$0.25	$0.78	$0.75

Diluted	$0.23	$0.23	$0.70	$0.67

Weighted average shares outstanding:
Basic	15,356	15,075	15,415	15,123
Diluted	16,923	16,800	17,029	16,807

Cash dividend declared per share	$0.05	$—	$0.15	$—

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	September 27,	December 31,	September 28,
	2013	2012	2012
Current Assets:
Cash and cash equivalents	$31,532	$40,614	$29,412
Accounts receivable, net	75,242	70,459	70,600
Other current assets	3,304	2,595	3,292

Total current assets	110,078	113,668	103,304

Property and equipment, net	7,837	6,916	7,061
Goodwill	37,999	35,678	35,678
Other assets	11,898	9,943	9,545

Total Assets	$167,812	$166,205	$155,588

Current Liabilities:
Accounts payable	$9,976	$10,170	$9,593
Accrued compensation	28,222	32,162	29,943
Other current liabilities	6,295	7,869	6,272

Total current liabilities	44,493	50,201	45,808

Long-term debt	—	—	—
Other liabilities	13,109	13,223	10,427
Shareholders’ equity	110,210	102,781	99,353

Total Liabilities and Shareholders’ Equity	$167,812	$166,205	$155,588

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Three Quarters Ended
	September 27,	September 28,
	2013	2012
Net income	$11,975	$11,296
Depreciation and amortization expense	1,976	1,976
Equity-based compensation expense	1,914	1,595
Other operating items	(15,050)	(5,109)

Net cash provided by operating activities	815	9,758
Net cash used in investing activities	(5,607)	(1,202)
Net cash used in financing activities	(4,433)	(1,510)
Effect of exchange rates on cash and cash equivalents	143	(48)

Net increase (decrease) in cash and cash equivalents	(9,082)	6,998
Cash and cash equivalents at beginning of period	40,614	22,414

Cash and cash equivalents at end of period	$31,532	$29,412

— END —